EXHIBIT 99
PRESS RELEASE OF LINCOLN PARK BANCORP

For immediate release

Contact:  David G. Baker, President and CEO (973) 694-0330

LINCOLN PARK BANCORP
EXTENDS AND EXPANDS STOCK REPURCHASE PROGRAM

LINCOLN PARK, NEW JERSEY – May30_, 2008; Lincoln Park Bancorp (OTCBB – “LPBC”) announced today that its Board of Directors has extended the expiration date of the Company’s current stock repurchase program from august 27, 2009, until August 27, 2010, and has increased by 41,780 shares the number of shares that can be repurchased in accordance with the authorization.  The increase represents approximately 5% of the Company’s issued and outstanding shares.  As of May 30, 2008, the Company had repurchased 25,655 shares of its common stock out of the 41,780 shares that had been previously authorized for repurchase.  As a result of these actions, the Company is currently authorized to repurchase 57,905 shares of common stock.
The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  The stock repurchase program may be carried out through open market purchases, block trades, and in negotiated private transactions from time to time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.
David G. Baker, President and Chief Executive Officer of the Company, stated “We are pleased to announce the extension and expansion of our repurchase program.  We believe our common stock is an attractive value at current trading prices and we believe the deployment of some of the Company’s capital into this investment is warranted.”
The Company is the mid-tier stock holding company of Lincoln Park Savings Bank, a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park and a branch office in Montville Township, New Jersey.  The Company’s common stock is traded on the OTC Bulletin Board under the symbol “LPBC”.
This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-KSB for the year ended December 31, 2007, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.